FOR IMMEDIATE RELEASE

Diodes Incorporated Declares Stock Dividend

Dallas, Texas, July 10, 2007 - Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, announced today that its Board of Directors has declared a three-for-two stock split in the form of a 50% stock dividend payable on July 30, 2007 to stockholders of record on July 20, 2007.

Under the terms of this stock dividend, Diodes' stockholders will receive one additional share for every two shares held on the record date. The dividend will be paid in authorized but unissued shares of the Common Stock of the Company. Fractional shares created by the stock dividend will be paid in cash based upon the closing price of the Company’s stock on the record date.

The Company anticipates that the number of outstanding shares of Common Stock after the dividend will be increased from approximately 26.1 million to approximately 39.2 million shares. The par value of the Company's stock will not be affected by the dividend and will remain at $0.66 2/3 per share. For stock splits and dividends greater than 25%, the ex-dividend date is set as the first business day after the payment date.

About Diodes Incorporated
Diodes Incorporated (NasdaqGS: DIOD) an S&P SmallCap 600 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, power management devices including DC-DC switching and linear voltage regulators, amplifiers and comparators, and Hall-effect sensors. The Company has its corporate offices in Dallas, Texas, with a sales, marketing, engineering and logistics office in Southern California; design centers in Dallas, San Jose and Taipei; a wafer fabrication facility in Missouri; two manufacturing facilities in Shanghai; a fabless IC plant in Hsinchu Science Park, Taiwan; engineering, sales, warehouse and logistics offices in Taipei and Hong Kong, and sales and support offices throughout the world. With its recent asset acquisition of APD Semiconductor, a privately held U.S.-based fabless semiconductor company, Diodes acquired proprietary SBR® technology. Diodes, Inc.’s product focus is on high-growth end-user equipment markets such as TV/Satellite set-top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, Wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the integration of ADP within Diodes existing operations, the Company’s ability to successfully make additional acquisitions, fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets, risks of foreign operations, availability of tax credits, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source: Diodes Incorporated
CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800
e-mail: carl_wertz@diodes.com
or
Crocker Coulson, President, CCG Investor Relations, (310) 231-8600, Ext. 103,
e-mail: crocker.coulson@ccgir.com

Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.